Exhibit 10.2

SERIES 2007-A NOTE PURCHASE AGREEMENT

Between

BROOKE MASTER TRUST LLC,

as Issuer,

and

FIFTH THIRD BANK,

as Purchaser

dated as of December 10, 2007

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page
Section 10.12	Survival	40

Section 10.13	Recourse	40

Section 10.14	ENTIRE AGREEMENT	40

Section 10.15	Severability	40

Section 10.16	Captions and Cross References	40

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This SERIES 2007-A NOTE PURCHASE AGREEMENT is entered into as of December 10, 2007, between BROOKE MASTER TRUST LLC, a Delaware limited liability company (together with its successors and assigns, the “Issuer”), and Fifth Third Bank, an Ohio banking corporation (in its individual capacity, “Fifth Third” and as purchaser under the Series 2007-A Note Purchase Agreement, and together with its successors and assigns, the “Purchaser”) and agreed to and acknowledged by Brooke Warehouse Funding, LLC, a Delaware limited liability company and Brooke Credit Corporation, a Delaware corporation (as the same may be amended, restated, supplemented or otherwise modified, from time to time, the “Series 2007-A Note Purchase Agreement”).

The parties hereto agree as follows:

RECITALS

WHEREAS, the Issuer will issue the variable funding notes pursuant to a Master Trust Indenture, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Master Trust Indenture”), between the Issuer and The Bank of New York, a New York banking corporation as trustee (in such capacity, together with its successors and permitted assigns in such capacity, the “Trustee”), as supplemented by the Series 2007-A Supplement dated as of the date hereof, between the Issuer and the Trustee (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Series 2007-A Supplement” and, together with the Master Trust Indenture, the “Series 2007-A Indenture”); and

WHEREAS, the Purchaser desires to purchase such variable funding notes (the “Notes”), from time to time, in accordance with the terms hereunder.

NOW, THEREFORE, for full and fair consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. Capitalized terms used herein, but not herein defined, shall have the meanings set forth in the Series 2007-A Indenture. Additionally, the following terms shall have the following meanings:

“Actual Annualized Net Loss Rate” means the following, expressed as a percentage, determined as of the last day of the calendar month immediately preceding each Determination Date, equal to (i) the product of (a) the aggregate Unpaid Principal Balance of all Loans that became Defaulted Loans during the third preceding Settlement Period (such Unpaid Principal Balance being determined as of the last day of such third preceding Settlement Period without giving effect to any charge-off of such Loans), less the amount of recoveries on such Defaulted Loans actually received by the Issuer from the last day of the third preceding Settlement Period through the Determination Date and (b) 12, divided by (ii) the Eligible Loan Balance as of the first day of such third preceding Settlement Period.

“Additional Amounts” means all amounts owed by the Issuer pursuant to Section 2.10 and ARTICLE VIII hereof, plus all applicable Breakage Amounts.

“Affected Party” has the meaning specified in Section 8.3(a)(i).

“Aggregate Purchaser Funded Amount” means, on any date of determination an amount equal to (a) the Initial Purchase Price, plus (b) the aggregate amount of all Increases made prior to such date of determination, minus (c) the aggregate amount of principal payments (including, without limitation, any Decreases or Loan Transfers) in respect of the Notes made to and received by, or on behalf of, the Purchaser prior to such date.

“Alternate Rate” means, for any Note not funded at the CP Rate and with respect to any Settlement Period (or portion thereof), (a) an interest rate per annum equal to (i) one and one half of one percent (1.50%) plus (ii) the Program Fee plus (iii) the LIBO Rate for such Settlement Period; provided, however, that if (x) a Eurocurrency Disruption Event occurs, or (y) there are fewer than two (2) Business Days prior to the commencement of an applicable Settlement Period to determine a LIBO Rate in accordance with its terms, then the “Alternate Rate” shall be equal to the Base Rate in effect for each day during the remainder of such Settlement Period plus the Program Fee or (b) if requested by the Issuer, an interest rate per annum equal to the Base Rate for such Settlement Period plus the Program Fee.

“Annualized Default Rate” means the following, expressed as a percentage, determined as of the last day of each Settlement Period equal to (i) the product of (a) the aggregate Unpaid Principal Balance of all Loans that became Defaulted Loans during such Settlement Period (such Unpaid Principal Balance being determined without giving effect to any charge-off of such Loans) and (b) 12, divided by (ii) the Eligible Loan Balance as of the first day of such Settlement Period.

“Assignee” means any special purpose vehicle issuing indebtedness in the commercial paper market that is administered by the Purchaser.

“Assignee Purchaser” has the meaning specified in Section 10.5(b).

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Purchaser and a permitted Assignee, pursuant to which such Assignee may become a party to this Series 2007-A Note Purchase Agreement.

“Base Rate” means, with respect to any Funding Tranche funded or maintained by any Purchaser other than by reference to the LIBO Rate or through the issuance of Commercial Paper, a fluctuating interest rate per annum, as shall be in effect from time to time, which rate shall be at all times equal to the greater of:

(a) the rate of interest in effect for such day as publicly announced from time to time by Fifth Third in Cincinnati, Ohio as its “prime rate.” Such “prime rate” as set by Fifth Third based upon various factors, including Fifth Third’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

“Blended Rate” means, with respect to any Funding Tranche funded or maintained through the issuance of Commercial Paper, the rate equivalent to the weighted average of (i) the weighted average of the discount rates on all of the Purchaser’s Commercial Paper issued at a discount and outstanding during the related Fixed Period, converted to an annual yield-equivalent rate on the basis of a 360-day year, which rates shall include dealer fees and commissions and (ii) the weighted average of the annual interest rates payable on all interest-bearing Commercial Paper outstanding during the related Fixed Period, on the basis of a 360-day year, which rates shall include dealer fees and commissions; provided, that to the extent the Notes (or any portion thereof) are funded by a specific issuance of Commercial Paper, the “Blended Rate” shall equal the rate or weighted average of the rates applicable to such issuance.

“Block Event” means an event or circumstance that, after the giving of notice or lapse of time or both, would give rise to an Event of Default, Pay Out Event, Servicer Default or Subservicer Default.

“Breakage Amounts” has the meaning specified in Section 2.7 hereof.

“Closing” has the meaning specified in Section 3.1 hereof.

“Commercial Paper” means the short-term promissory notes of the Purchaser (or an Assignee) issued by the Conduit Purchaser (or an Assignee) in the United States commercial paper market.

“Commitment” has the meaning specified in Section 10.5(b).

“Conduit Purchaser” means Fountain Square.

“Consolidated Net Income” means, with reference to any period and any Person, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“CP Rate” for any Fixed Period for any Funding Tranche means, to the extent the Conduit Purchaser funds such Funding Tranche for such Fixed Period by issuing Commercial Paper, an interest rate per annum equal to (a) the Program Fee plus (b) the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Fountain Square’s notes that are allocated, in whole or in part, by Fountain Square (or by the Purchaser) to fund or maintain such Funding Tranche (and which may also be allocated in part to the funding of other Funding Tranches hereunder or of other assets of Fountain Square); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Funding Tranche, Fountain Square shall, for such component, use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, Fountain Square’s “weighted average cost” shall consist of (x) the actual interest rate (or discount)

paid to purchasers of Fountain Square’s notes, together with the commissions of placement agents and dealers in respect of such notes, to the extent such commissions are allocated, in whole or in part, to such notes by Fountain Square (or by the Purchaser) plus (y) any incremental carrying costs incurred with respect to Fountain Square’s notes maturing on dates other than those on which corresponding funds are received by Fountain Square.

“Event of Default” means any Event of Default pursuant to the Master Trust Indenture and any Event of Default listed in Section 9.1.

“Federal Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Purchaser from three Federal funds brokers of recognized standing selected by the Purchaser.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the Fee Letter dated as of March 30, 2007, as amended and restated as of December 10, 2007, from the Issuer to the Purchaser setting forth certain fees payable by the Issuer in connection with the purchase of the Notes.

“Fifth Third” means Fifth Third Bank, an Ohio banking corporation, together with its successors and permitted assigns.

“Fixed Period” means, with respect to a Funding Tranche, a period selected by the Purchaser in its sole discretion; provided, that

(i) any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Fixed Period is computed by reference to the LIBO Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day;

(ii) any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper will be for a term of less than or equal to 40 days; and

(iii) any Fixed Period in respect of which interest is computed by reference to the CP Rate may be terminated at the election of the Purchaser at any time, and upon notice thereof to the Issuer by the Purchaser, in which case the Funding Tranche allocated to such terminated Fixed Period shall be allocated to a new Fixed Period and shall accrue interest at the Base Rate.

“Fountain Square” means Fountain Square Commercial Funding Corp., a Delaware corporation and its successors and permitted assigns.

“Funding Tranche” means one or more portions of the Aggregate Purchaser Funded Amount used to fund or maintain the Notes that accrue interest by reference to different interest rates.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Increase Amount” means the amount requested by the Issuer to be funded by the Purchaser on an Increase Date.

“Increase Date” means a date on which any Increase occurs.

“Indemnified Amounts” has the meaning specified in Section 8.1 hereof.

“Indemnified Party” has the meaning specified in Section 8.1 hereof.

“Initial Purchase Price” has the meaning specified in Section 2.2 hereof.

“Initial Series 2007-A Note Principal” means $142,612,512.69.

“Issuer Indemnified Amounts” has the meaning specified in Section 8.2(b) hereof.

“Insurance Company Concentration” means, at any time with respect to any insurance company, the percentage of the total monthly commissions paid to the Master Agent in respect of the Loans during the preceding six (6) calendar month period represented by commissions payable in respect of policies issued by such insurance company. For purposes of the foregoing, each insurance company and its Affiliates shall be treated as a single insurance company.

“Insurance Company Concentration Limit” means (i) with respect to any insurance company that has a long-term senior unsecured debt rating of at least “A2” from Moody’s, 30%, (ii) with respect to Bristol West Casualty Insurance Company, for so long as Bristol West Casualty Insurance Company maintains a long-term senior unsecured debt rating of not less than “Baa1” from Moody’s, 7%, (iii) with respect to The Travelers Companies, Inc, so long as The Travelers Companies, Inc maintains a long-term senior unsecured debt rating of not less than “Baa1” from Moody’s, 10%, and (iv) with respect to any other insurance company, 5%.

“Insurance Company Trigger” means, with respect to any insurance company, that the Insurance Company Concentration for such insurance company exceeds the applicable Insurance Company Concentration Limit and such circumstance shall have remained unremedied for more than eight (8) months.

“Master Agent Servicer Default” has the meaning specified in Section 9.2.

“Master Trust Administrator Default” has the meaning specified in Section 12.4 of the Master Trust Indenture.

“Maximum Principal Amount” means $150,000,000.

“Note Rate” means, with respect to each Interest Period, a variable rate per annum equal to the rate determined therefor by the Purchaser (based on any and all amounts which constitute Series 2007-A Financing Costs with respect to such Interest Period).

“Notice of Increase” means a written notice of an Increase in the form of Exhibit A hereto.

“Participant” has the meaning specified in Section 10.5(c).

“Performance Provisions” means, (x) with respect to the Series 2007-A Supplement, the provisions thereof, if any, pertaining to (i) the Minimum Issuer Interest, (ii) the size and characteristics of the subordinated classes of Notes, or (iii) the Pay Out Events set forth in clauses (e), (f), (g) or (solely to the extent applicable or available to the Purchaser hereunder) (h) of Section 8.1 thereof; and (y) with respect to the Supplement for the first Series of term Notes, provisions thereof comparable in nature to those set forth in clause (x) and any other provisions intended to test the performance of the Loans or enhance the Notes issued thereunder.

“Program Fee” has the meaning specified in the Fee Letter.

“Purchase Expiration Date” means September 15, 2009.

“Purchaser” means Fifth Third, and any Assignee Purchaser that becomes a party to this Series 2007-A Note Purchase Agreement pursuant to Section 10.5 hereof.

“Purchaser Percentage” of any Purchaser shall initially mean 100% and thereafter (a) with respect to Fifth Third, the percentage set forth on the signature page to this Series 2007-A Note Purchase Agreement as may be changed by each Assignment and Acceptance entered into with an assignor or assignee, as the case may be, or (b) with respect to an Assignee Purchaser that has entered into an Assignment and Acceptance, the percentage set forth therein as such Assignee Purchaser’s Purchaser Percentage, or such percentage as may be changed by each Assignment and Acceptance entered into between such Assignee Purchaser and an assignor.

“RFA Outstanding Amounts” means any amount payable by Brooke Acceptance Company 2007-1 LLC to the Purchaser pursuant to the Amended and Restated Receivables Financing Agreement dated as of March 30, 2007 among Brooke Acceptance Company 2007-1 LLC, BWF, BCC and Fifth Third.

“Series 2007-A” has the meaning specified in the Series 2007-A Supplement.

“Series 2007-A Closing Date” has the meaning specified in Section 3.1.

“Series 2007-A Financing Costs” means, with respect to any Interest Period, the sum of (x) the Series 2007-A Interest Component for such Interest Period, and (y) the Additional Amounts accrued during such Interest Period.

“Series 2007-A Indenture” means the Master Trust Indenture together with the Series 2007-A Supplement.

“Series 2007-A Interest Component” means, with respect to any Interest Period:

(x) the weighted average of the rates applicable to all Funding Tranches outstanding during all or part of such Interest Period (determined as of each day in such Interest Period), each such rate being (a) to the extent the Purchaser (or an Assignee) is funding such Funding Tranche during such period through the issuance of Commercial Paper, the CP Rate, and (b) to the extent any Purchaser is funding such Funding Tranche during such period at the Alternate Rate, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year and the actual days elapsed) equal to the LIBO Rate or Base Rate, as applicable with respect to such Funding Tranche (as determined in the sole discretion of the Purchaser); provided, that on any day after the occurrence and continuance of any Servicer Default, Subservicer Default, Pay Out Event or any other Event of Default, the rate applicable to each such Funding Tranche shall be 2% per annum above the Base Rate in effect on such day; provided, however, that interest for any Funding Tranche shall not be considered paid by any distribution to the extent that all or a portion of such distribution is rescinded or must otherwise be returned for any reason; times

(y) the average daily Aggregate Purchaser Funded Amount for such Interest Period; times

(z) a fraction, the numerator of which is the number of days in such Interest Period and the denominator of which is 360 (or, if such Series 2007-A Interest Component is calculated by reference to the Base Rate, 365 or 366, as applicable).

“Series 2007-A Noteholders” means each Holder of a variable funding note relating to the Series 2007-A issued from time to time pursuant to the terms of the Series 2007-A Indenture.

“Series 2007-A Note Purchase Agreement” means this Series 2007-A Note Purchase Agreement between the Issuer and Fifth Third as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Series 2007-A Transaction Documents” means (i) the Master Trust Indenture, (ii) the Series 2007-A Supplement, (iii) this Series 2007-A Note Purchase Agreement, (iv) the Notes, (v) the Performance Guaranty, (vi) the Intercreditor Agreement, (vii) the Letter Agreement, (viii) the Cost Allocation Agreement, (ix) the Fee Letter, (x) the Purchase and Sale Agreement, (xi) the Loan Purchase Agreement, (xii) the Servicing Agreement, (xiii) the Backup Servicing Agreement, (xiv) the Subservicing Agreement, (xv) the Subservicing Agreement (Allstate Loans), (xvi) the Master Agent Servicing Agreement, (xvii) the Backup Master Agent Servicing Agreement, (xviii) the Custodial Agreement, (xix) the Master Agent Security Agreement, (xx) the Subordination Agreement, (xxi) the Collection Account Agreement, (xxii) the Account Intercreditor Agreement, (xxiii) the Account Intercreditor Agreement (Allstate Receipts Trust Account), (xxiv) each Officer’s Certificate required pursuant to any Series 2007-A Transaction Document, (xxv) each Opinion required pursuant to any Series 2007-A Transaction Document and (xvi) all powers of attorney that are required under the Series 2007-A Indenture, in each case in effect on the date hereof or as modified in accordance with the terms of the Series 2007-A Transaction Documents.

“Taxes” has the meaning specified in Section 8.4.

“Transfer Supplement” has the meaning specified in Section 10.5(b).

“Trust Assets” means all of the Issuer’s right, title and interest in and to all Loans, Related Security, Loan Documents, Collections and all proceeds relating to the foregoing and all of the other collateral which is part of the Trust Estate or otherwise pledged to the Trustee for the benefit of the Secured Parties pursuant to the Series 2007-A Indenture.

“Undercollateralization Event” means, on any date of determination, that the aggregate Unpaid Principal Balance of the Notes exceeds the Coverage Test, provided that if such excess results from a reduction in the Coverage Rate, such event shall not be deemed to occur within three (3) months after the date of such reduction in the Coverage Rate.

Section 1.2 Other Definitional Provisions. (a) All terms defined in this Series 2007-A Note Purchase Agreement shall have the meanings defined herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partially defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Series 2007-A Note Purchase Agreement shall refer to this Series 2007-A Note Purchase Agreement as a whole and not to any particular provision of this Series 2007-A Note Purchase Agreement; and Section, subsection, Schedule and Exhibit references contained in this Series 2007-A Note Purchase Agreement are references to Sections, subsections, the Schedules and Exhibits in or to this Series 2007-A Note Purchase Agreement unless otherwise specified.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Series 2007-A Notes. On the terms and subject to the conditions set forth in this Series 2007-A Note Purchase Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Issuer shall offer to sell to the Purchaser, and the Purchaser shall purchase at the Closing the Notes in an initial outstanding aggregate principal amount equal to the Initial Series 2007-A Note Principal.

Section 2.2 Initial Purchase Price. The Notes are to be purchased at a price (the “Initial Purchase Price”) equal to 100% of the Initial Series 2007-A Note Principal.

Section 2.3 Increases. (a) Subject to the terms and conditions of this Series 2007-A Note Purchase Agreement and the Series 2007-A Supplement, from time to time, prior to the Purchase Expiration Date, upon receipt of a Notice of Increase, the Purchaser, in its sole and absolute discretion, may make Increases.

(b) Each Increase shall be subject to the further conditions precedent that:

(i) no later than the Business Day prior to the date of such Increase, the Issuer shall have delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, a completed Coverage Test Certificate containing information accurate as of a date no more than two (2) Business Days prior to the date of such Increase;

(ii) on the date of such Increase, the following statements shall be true and correct as of the date of such Increase (and the Issuer shall be deemed to have represented and warranted to the Purchaser that the following statements are true and correct as of the date of such Increase):

(1) after giving effect to such Increase, the representations and warranties contained in ARTICLE V and the representations and warranties of the other Brooke Parties contained in the Series 2007-A Transaction Documents are true and correct on and as of such date as though made on and as of such date;

(2) no Material Adverse Effect has occurred or is expected to occur;

(3) no event has occurred and is continuing, or would result from such Increase, which constitutes a Default or Event of Default;

(4) the Amortization Commencement Date has not occurred;

(5) the Purchase Expiration Date has not occurred;

(6) the Purchaser shall have received a completed Notice of Increase with respect to such proposed Increase, not later than 11:00 a.m. (New York time) two (2) Business Days prior to the date of such Increase. Each Notice of Increase shall specify (A) the aggregate amount of such Increase, which shall be in an amount greater than or equal to $250,000 and (B) the date of such Increase. Each such Notice of Increase shall be: (i) in the form of Exhibit A hereto, (ii) irrevocable, notwithstanding the failure of the Purchaser to provide any written request therefore or written confirmation thereof, (iii) effective upon receipt by the Purchaser and (iv) delivered in writing to the Purchaser by facsimile or email transmission. Any such notice received by the Purchaser after 12:00 p.m. New York City time will be deemed to have been delivered on the following Business Day. Only four (4) such notices may be delivered by the Issuer during any calendar month. On the date specified for such Increase in such notice, the Purchaser shall, upon satisfaction of the applicable conditions set forth in ARTICLE IV, make available to the Issuer in same day funds, the amount of such Increase by payment to the account which the Issuer has designated in writing;

(7) no Insurance Company Trigger has occurred and is continuing; and

(iii) after giving effect to such Increase, all Loans included in the calculation of the Coverage Test shall be Eligible Loans .

(c) The acceptance of any Increase by the Issuer shall be deemed to be a representation and warranty by the Issuer to the Purchaser that all conditions precedent set forth in this Section 2.3 and ARTICLE IV applicable to such Increase shall have been fulfilled or waived in writing by the Purchaser.

(d) Each Increase of the Notes shall be requested integral multiples of $250,000; provided, that an Increase may be requested in the entire remaining Maximum Principal Amount.

(e) The purchase price of each Increase shall be equal to 100% of the Increase Amount, and shall be paid not later than 3:00 p.m. New York City time on the Increase Date by wire transfer of immediately available funds to such account as may from time to time be specified by the Issuer by written notice to the Purchaser.

(f) All conditions set forth in Section 2.2(b) of the Series 2007-A Supplement, to the extent applicable, shall have been satisfied at such time.

Section 2.4 Extension of Purchase Expiration Date. The Issuer may advise the Purchaser in writing of its desire to extend the Purchase Expiration Date for an additional 365 days; provided such request is made not more than 90 days prior to, and not less than 60 days prior to, the then current Purchase Expiration Date. The Purchaser shall notify the Issuer in writing, within 45 days after its receipt of such request by the Issuer, whether the Purchaser approves of such extension (it being understood that the Purchaser may approve or disapprove of such request in its sole discretion) and, to the extent the Purchaser approves such extension, the Issuer, the Purchaser shall enter into such documents as the Purchaser may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchaser in connection therewith (including reasonable attorneys’ costs) shall be paid by the Issuer; it being understood, that the failure of the Purchaser to so notify the Issuer as set forth above shall not be deemed to be a consent to such request for extension.

Section 2.5 Calculation of Monthly Interest.

(a) On the Business Day immediately prior to each Series Transfer Date, the Purchaser shall calculate, for the applicable Interest Period, the aggregate Monthly Interest for each Funding Tranche (such Monthly Interest to be calculated using the Note Rate, if necessary, for the remaining days in such Interest Period).

(b) The Issuer agrees to pay, and the Issuer agrees to instruct the Servicer and the Trustee to pay, all amounts payable by the Issuer with respect to the Notes, this Series 2007-A Note Purchase Agreement and the Series 2007-A Supplement to the account designated by the Purchaser. All such amounts shall be paid no later than noon, New York City time, on the day when due as determined in accordance with this Series 2007-A Note Purchase Agreement, the Series 2007-A Indenture and the other Series 2007-A Transaction Documents, in lawful money of the United States in immediately available funds. Amounts received after that time shall be deemed to have been received on the next Business Day and shall bear interest at 2% per annum above the Base Rate then in effect, which interest shall be payable on demand.

Section 2.6 Benefits of Series 2007-A Indenture. The Issuer hereby acknowledges and confirms that each representation, warranty, covenant and agreement made pursuant to the Series 2007-A Indenture by the Issuer to the Trustee is (unless such representation, warranty, covenant or agreement specifically states otherwise), also made herein, all for the benefit and security of the Purchaser.

Section 2.7 Broken Funding. In the event of (i) the payment of any principal of any Funding Tranche (other than a Funding Tranche on which the interest is computed by reference to the Base Rate) other than on the last day of the Fixed Period applicable thereto (including as a result of the occurrence of the Pay Out Commencement Date or an optional prepayment of a Funding Tranche), or (ii) any failure to borrow, continue or prepay any Funding Tranche (other than a Funding Tranche on which the interest is computed by reference to the Base Rate) on the date specified in any notice delivered pursuant hereto; the Issuer shall compensate the Purchaser for the loss, cost and expense attributable to such event. Such loss, cost or expense to the Purchaser shall be deemed to include an amount (the “Breakage Amount”) determined by the Purchaser to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Funding Tranche had such event not occurred, at the interest rate that would have been applicable to such Funding Tranche, for the period from the date of such event to the last day of the Fixed Period (or, in the case of a failure to borrow for the period that would have been the related Fixed Period), over (ii) the amount of interest which would be obtainable upon redeployment or reinvestment of an amount of funds equal to such Funding Tranche for such period. A certificate of the Purchaser incurring any loss, cost or expense as a result of any of the events specified in this Section 2.7 and setting forth any amount or amounts that the Purchaser is entitled to receive pursuant to this Section 2.7 and the reason(s) therefor shall be delivered to the Issuer by the Purchaser and shall include reasonably detailed calculations and shall be deemed conclusive absent manifest error. The Issuer shall pay to the Purchaser the amount shown as due on any such certificate on the first Payment Date which is not less than three (3) Business Days after receipt thereof.

Section 2.8 Illegality. Notwithstanding anything in this Series 2007-A Note Purchase Agreement or any other Series 2007-A Transaction Document to the contrary, if, after the Series 2007-A Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Governmental Authority charged with the administration, interpretation or application thereof, or the compliance with any directive of any Governmental Authority (in the case of any bank regulatory guideline, whether or not having the force of Law), shall make it unlawful for the Purchaser (or its liquidity and credit support providers, if applicable) to acquire or maintain a Funding Tranche by reference to the LIBO Rate as contemplated by this Series 2007-A Note Purchase Agreement, (i) the Purchaser (or any liquidity and/or credit support provider of the Purchaser, as the case may be) shall, within forty-five (45) days after receiving actual knowledge thereof, deliver a certificate to the Issuer (with a copy to the Purchaser) setting forth the basis for such illegality, which certificate shall be deemed conclusive absent manifest error, and (ii) the Purchaser’s portion of any Funding Tranche maintained by reference to the LIBO Rate then outstanding shall be converted automatically to a Funding Tranche maintained by reference to the Base Rate.

Section 2.9 Inability to Determine LIBO Rate. If, prior to the first day of any Interest Period relating to any Funding Tranche maintained by reference to the LIBO Rate:

(a) the Purchaser shall have determined (which determination in the absence of manifest error shall be deemed conclusive and binding upon the Issuer) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Purchaser (or any liquidity and/or credit support provider of the Purchaser, as the case may be) shall have determined that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Purchaser (or any liquidity and/or credit support provider of the Purchaser, as the case may be) (as conclusively certified by such Person) of purchasing or maintaining their affected portions of such Funding Tranches during such Interest Period;

then, in either such event, the Purchaser shall give telecopy or telephonic notice thereof (confirmed in writing) to the Issuer as soon as practicable (but, in any event, within thirty (30) days after such determination or notice, as applicable) thereafter. Until such notice has been withdrawn by the Purchaser, no further Funding Tranches shall be funded or maintained at the LIBO Rate. The Purchaser agrees to withdraw any such notice as soon as reasonably practicable after the Purchaser is notified of a change in circumstances which makes such notice inapplicable.

Section 2.10 Fees. The Issuer shall pay to the Purchaser when due and in accordance with the provisions for payment set forth in Article 6 of the Series 2007-A Supplement, all of the fees set forth in the Fee Letter.

ARTICLE III

CLOSING

Section 3.1 Closing. The closing (the “Closing”) of the purchase and sale of the Notes shall take place on or about 10:00 a.m. New York City time on December 10, 2007, or if the conditions to closing set forth in ARTICLE IV shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other time, date and place as the parties shall agree upon (the date of the Closing being referred to herein as the “Series 2007-A Closing Date”).

Section 3.2 Transactions to be Effected at the Closing. On the Series 2007-A Closing Date, (a) the Purchaser will deliver or be deemed to deliver to the Issuer fund in an amount equal to the sum of the Initial Purchase Price (to the extent payable in cash in excess of the RFA Outstanding Amounts (as defined below)) by wire transfer of immediately available funds to a bank account designated by the Issuer to the Purchaser at least two (2) Business Days prior to the Series 2007-A Closing Date; and (b) the Issuer shall deliver the Notes to the Purchaser in satisfaction of the Issuer’s obligation to the Purchaser hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO PURCHASE ON THE SERIES 2007-A CLOSING DATE

Section 4.1 Conditions Precedent to Closing. The obligations of the Purchaser pursuant to this Series 2007-A Note Purchase Agreement required to be fulfilled on or before the Series 2007-A Closing Date, are, subject to the Purchaser’s sole discretion as to acceptability, to be conditioned upon the following:

(a) the Issuer representing and warranting to the Purchaser that all representations and warranties under this Series 2007-A Note Purchase Agreement, including but not limited to those listed under Section 5.1 hereof are true and correct in all material respects as of the Series 2007-A Closing Date;

(b) on or before the Series 2007-A Closing Date, the Issuer shall have performed in all material respects all of its obligations under this Series 2007-A Note Purchase Agreement;

(c) on or before the Series 2007-A Closing Date, the Purchaser shall have received duly executed copies of all of the Series 2007-A Transaction Documents;

(d) on or before the Series 2007-A Closing Date, the Purchaser shall have received copies of the following in form and substance satisfactory to the Purchaser:

(i) the fully executed Master Trust Indenture;

(ii) this Series 2007-A Note Purchase Agreement; properly executed on behalf of the Issuer;

(iii) the fully executed Notes, properly executed on behalf of the Issuer;

(iv) the fully executed Series 2007-A Supplement;

(v) the Fee Letter, properly executed on behalf of the Issuer;

(vi) the fully executed Performance Guaranty, properly executed on behalf of Brooke Corporation for the benefit of the Trustee, for the benefit of the Noteholders and the other Secured Parties;

(vii) the Letter Agreement, property executed on behalf of the Issuer, BWF and BCC;

(viii) the fully executed Cost Allocation Agreement, property executed on behalf of BWF, BCC and the Issuer;

(ix) the fully executed Custodial Agreement, properly executed on behalf of the Custodian, the Issuer and the Purchaser;

(x) the fully executed Purchase and Sale Agreement, properly executed on behalf of BWF and BCC;

(xi) the fully executed Loan Purchase Agreement, properly executed on behalf of BWF and the Issuer;

(xii) the fully executed Servicing Agreement, properly executed on behalf of the Trustee, the Issuer, BWF, the Subservicer and the Servicer;

(xiii) the fully executed Subservicing Agreement, property executed on behalf of the Servicer, Backup Servicer, the Issuer and the Trustee;

(xiv) the fully executed Subservicing Agreement (Allstate Loans) properly executed on behalf of the Servicer and Brooke Capital Corporation;

(xv) the fully executed Master Agent Servicing Agreement, properly executed on behalf of Master Agent Servicer and Brooke Capital Corporation;

(xvi) the fully executed Backup Master Agent Servicing Agreement, properly executed on behalf of TBS Insurance Agency Services, Inc. and Master Agent Servicer;

(xvii) the Master Agent Security Agreement, properly executed on behalf of Master Agent Servicer;

(xviii) the fully executed Subordination Agreement, properly executed on behalf of BCC, the Issuer and BWF;

(xix) the fully executed Account Intercreditor Agreement;

(xx) the fully executed Account Intercreditor Agreement (Allstate Receipts Trust Account);

(xxi) the fully executed Backup Servicing Agreement, properly executed by the Issuer, the Servicer, BWF, the Trustee and the Backup Servicer;

(xxii) the Collection Account Agreement, properly executed by BWF, the Collection Account Bank and the Trustee and the account number assigned by the Collection Account Bank to the Collection Account pursuant to such Collection Account Agreement;

(xxiii) financing statements sufficient when filed (in the judgment of the Purchaser) to perfect the Security Interest granted to the Purchaser hereunder;

(xxiv) current searches (within 30 days of the Series 2007-A Closing Date) of appropriate filing offices showing that no state or federal tax liens have been filed and remain in effect against the Issuer, BWF, BCC, Master Agent Servicer, Brooke Corporation or Brooke Capital Corporation, and that no financing statements or other notifications or filings have been filed and remain in effect against the Issuer, BWF, BCC, Master Agent Servicer, Brooke Corporation or Brooke Capital Corporation with respect to any Collateral, other than those for which the Purchaser has received an appropriate release, termination or satisfaction or the Permitted Liens;

(xxv) a certified copy of the resolutions of the board of directors of each Brooke Party, the Servicer and the Backup Servicer evidencing approval of all Series 2007-A Transaction Documents and the other matters contemplated hereby;

(xxvi) copies of the organizational documents with respect to each Brooke Party, the Servicer and the Backup Servicer certified by the Secretary or Assistant Secretary of such Brooke Party, Servicer or Backup Servicer as being true and correct copies thereof;

(xxvii) a certificate of good standing with respect to each Brooke Party, the Servicer and the Backup Servicer dated not more than thirty (30) days prior to the Series 2007-A Closing Date, and evidence satisfactory to the Purchaser that such Brooke Party, the Servicer and the Backup Servicer are qualified to conduct its business in each state where it presently conducts such business if failure to obtain any such qualification or licensing could have a Material Adverse Effect;

(xxviii) a certificate of the Secretary or an Assistant Secretary of each Brooke Party, the Servicer and the Backup Servicer, which shall certify the names of the officers of the relevant Person authorized to sign the Series 2007-A Transaction Documents and the other documents or certificates to be delivered pursuant to this Agreement, including requests for Increases, together with the true signatures of such officers. The Purchaser may conclusively rely upon such certificates until they shall receive a further certificate of the Secretary or an Assistant Secretary of each Brooke Party, the Servicer and the Backup Servicer (as the case may be) canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(xxix) payment of all fees owed as of the Series 2007-A Closing Date to the Purchaser under this Series 2007-A Note Purchase Agreement, the Series 2007-A Supplement, the Fee Letter, or otherwise;

(xxx) audited financial statements for the period ended December 31, 2006, for Brooke Corporation and unaudited pro forma financial statements for the period ended September 30, 2007, for BCC;

(xxxi) a signed copy of one or more opinions of counsel for each Brooke Party, including a substantive non-consolidation opinion, a perfection opinion, tax opinion, standard corporate, authority and enforceability opinions, all in form and substance satisfactory to the Purchaser and addressed to the Purchaser, the Trustee and the Noteholders;

(xxxii) a signed copy of one or more opinions of counsel for the Custodian and the Servicer including standard corporate, authority and enforceability opinions, all in form and substance satisfactory to the Purchaser and addressed to the Purchaser;

(xxxiii) a signed copy of one or more opinions of counsel for the Trustee including standard corporate, authority and enforceability opinions, all in form and substance satisfactory to the Purchaser and addressed to the Purchaser;

(xxxiv) a Coverage Test Certificate as of a date not more than one (1) Business Day prior to the Series 2007-A Closing Date, together with evidence satisfactory to the Purchaser of delivery to the Custodian of Custodian File for all Eligible Loans therein described, and of compliance with the Coverage Test;

(xxxv) the account number assigned by the Collection Account Bank to the Collection Account pursuant to the Collection Account Agreement;

(xxxvi) each Account Intercreditor Agreement, as amended, properly executed by each of the parties thereto;

(xxxvii) all powers of attorney that are required under this Series 2007-A Note Purchase Agreement;

(xxxviii) to the extent required by the Purchaser’s commercial paper program, a letter from each rating agency rating the Purchaser’s Commercial Paper confirming its rating of the Purchaser’s Commercial Paper or that such rating will not be withdrawn or downgraded after giving effect to this Series 2007-A Note Purchase Agreement and the transactions contemplated hereby.

(xxxix) evidence satisfactory to the Purchaser that all waivers, consents, approvals and authorizations required for the Issuer, BWF, BCC, Brooke Corporation, the Servicer, the Master Agent Servicer and the Backup Servicer to execute, deliver, and perform its obligations under the Series 2007-A Transaction Documents have been obtained;

(xl) such other documents as the Purchaser may reasonably request;

(e) no action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, the transactions contemplated by the Series 2007-A Transaction Documents and the documents related thereto in any material respect; and

(f) the Purchaser shall have received a copy of the most recent Computer Tape or diskette (as defined in the Servicing Agreement) and the most recent Servicer’s Certificate, in each case prior to the Series 2007-A Closing Date.

Section 4.2 Waiver. Any and all of the conditions precedent in Section 4.1 may be waived by the Purchaser in its sole discretion.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

Section 5.1 Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Purchaser that:

(a) Organization and Good Standing. The Issuer is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has the power and authority to (i) execute, deliver and perform its obligations under this Series 2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby and (ii) own its property and conduct its business, as such properties are presently owned and such business is presently conducted.

(b) Due Qualification. The Issuer is validly existing, duly qualified to do business and is in good standing in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would be reasonably likely to have a Material Adverse Effect.

(c) Due Authorization. The execution and delivery of this Series 2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents to which it is a party, and the consummation of the transactions provided for herein and therein

(including, without limitation, the issuance and sale of the Notes under this Series 2007-A Note Purchase Agreement, and the execution, delivery and performance of the obligations under the Notes) have been duly authorized by the Issuer by all necessary corporate action on the part of the Issuer.

(d) Binding Obligation. This Series 2007-A Note Purchase Agreement and the other Series 2007-A Transaction Documents to which the Issuer is a party, each constitutes a valid and legally binding obligation of the Issuer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e) No Violation. The execution and delivery of this Series 2007-A Note Purchase Agreement and the other Series 2007-A Transaction Documents to which the Issuer is a party, the performance of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Notes under this Series 2007-A Note Purchase Agreement, and the execution, delivery and performance of the obligations under the Notes), and the fulfillment of the terms hereof and thereof will not conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Issuer or any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Issuer is a party or by which it or its properties is bound.

(f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Issuer, threatened against the Issuer, before any Governmental Authority (i) asserting the invalidity of this Series 2007-A Note Purchase Agreement or any other Series 2007-A Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Series 2007-A Note Purchase Agreement or any other Series 2007-A Transaction Document (including, without limitation, the issuance and sale of the Notes under this Series 2007-A Note Purchase Agreement, and the execution, delivery and performance of the obligations under the Notes), (iii) seeking any determination or ruling that, if determined adversely to the Issuer, would, in the reasonable judgment of the Issuer, materially and adversely affect the performance by the Issuer of its obligations under this Series 2007-A Note Purchase Agreement or any other Series 2007-A Transaction Document or (iv) seeking any determination or ruling that, if determined adversely to the Issuer, could materially and adversely affect the validity or enforceability of this Series 2007-A Note Purchase Agreement or any other Series 2007-A Transaction Document.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person required in connection with the execution and delivery by the Issuer of this Series 2007-A Note Purchase Agreement and the other Series 2007-A Transaction Documents to which the Issuer is a party, the performance by the Issuer of the transactions contemplated hereby or thereby (including, without limitation, the issuance and sale of the Notes under this Series 2007-A Note Purchase Agreement, and the execution, delivery and performance of the obligations under the Notes) and the fulfillment by the Issuer of the terms hereof and thereof have been obtained.

(h) Perfection.

(i) Immediately preceding the Series 2007-A Closing Date and the date of each Increase, the Issuer shall be the owner of all of the Loans and Related Security and Collections and proceeds with respect thereto, free and clear of all Adverse Claims. On or prior to the Series 2007-A Closing Date and the date of each Increase and each recomputation of the Series 2007-A Invested Amount, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Trust Assets against all creditors (other than Secured Parties) of, and purchasers (other than Secured Parties) from, the Issuer and each Seller will have been (or will be within 10 days of the Series 2007-A Closing Date) duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been (or will be within 10 days of the Series 2007-A Closing Date) paid in full;

(ii) the Series 2007-A Indenture constitutes a valid grant of a security interest to the Trustee for the benefit of the Purchaser and the other Secured Parties in all right, title and interest of the Issuer in and to the Loans, the Related Security and Collections and proceeds with respect thereto and all other Trust Assets, now existing or hereafter created or acquired. Accordingly, to the extent the UCC applies with respect to the perfection of such security interest, upon the filing of any financing statements described in ARTICLE IV hereof, and, solely with respect to the Related Security, to the extent required for perfection under the relevant UCC, the delivery of possession of all instruments, if any, included in such Related Security to the Custodian pursuant to the Custodial Agreement (as such terms are defined in the Servicing Agreement), the Trustee shall have a first priority perfected security interest in such property and the proceeds thereof (to the extent provided in Section 9-315 of the UCC), subject to Permitted Liens and, to the extent the UCC does not apply to the perfection of such security interest, all notices, filings and other actions required by all applicable Law have been taken to perfect and protect such security interest or lien against and prior to all Adverse Claims with respect to the relevant Loans, Related Security and Collections and proceeds with respect thereto and all other Trust Assets. Except as otherwise specifically provided in this Series 2007-A Note Purchase Agreement and the other Series 2007-A Transaction Documents, neither the Issuer nor any Person claiming through or under the Issuer has any claim to or interest in the Collection Account; and

(iii) immediately prior to, and after giving effect to, the initial purchase of the Notes and each Increase hereunder, (a) the fair saleable value of the assets of the Issuer will exceed its liabilities and (b) the Issuer will be solvent, will be able to pay its debts generally as they mature, will own property with a fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

(i) Accuracy of Information. All information contained in this Series 2007-A Note Purchase Agreement or the other Series 2007-A Transaction Documents furnished prior to the Series 2007-A Closing Date by or on behalf of the Issuer to the Purchaser or any Secured Party for purposes of, or in connection with, this Series 2007-A Note Purchase Agreement and the other Series 2007-A Transaction Documents is, and all such information furnished after the Series 2007-A Closing Date by or on behalf of the Issuer (including, without limitation, the Servicer’s Certificate, any other periodic reports and the Issuer’s financial statements) to the Purchaser or any Secured Party will be, true and accurate in every material respect, on the date such information is stated or certified.

(j) Tax Status. The Issuer has filed all tax returns (Federal, State and local) required to be filed by it and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges then due and payable (including for such purposes, the setting aside of appropriate reserves for taxes, assessments and other governmental charges being contested in good faith).

(k) Use of Proceeds. No proceeds of any Notes will be used by the Issuer to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(l) Place of Business. The principal place of business and chief executive office of the Issuer are located at the address of the Issuer indicated on Schedule I hereto, and the offices where the Issuer keeps all its records and Related Security, are (unless then held by the Custodian) located at the address indicated on Schedule I or such other locations notified to the Purchaser in accordance with Section 10.2 hereof.

(m) Nature of Loans. Each Loan (i) represented by the Issuer or the Servicer to be an Eligible Loan (included in any Servicer’s Certificate or other report) or (ii) included in the calculation based on Eligible Loans or otherwise in any such report in fact satisfies at such time the definition of “Eligible Loan”.

(n) Material Adverse Effect. Between the date of its formation and the Series 2007-A Closing Date and/or the date of any Increase or reinvestment, as applicable, (i) the Issuer has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) no contract, lease or other agreement or instrument has been entered into by the Issuer or has become binding upon the Issuer’s assets and no law or regulation applicable to the Issuer has been adopted that has had or could reasonably be expected to have a Material Adverse Effect and (iii) the Issuer is not in default under any material contract, lease or other agreement or instrument to which the Issuer is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between the date of the formation of the Issuer and the Series 2007-A Closing Date and/or the date of any Increase or reinvestment, as applicable, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(o) Not an Investment Company. The Issuer is not, and is not controlled by, and after consummation of the transactions contemplated by the Series 2007-A Transaction Documents will not be, or be controlled by, an “investment company” or an “affiliated person” of, “promoter” or “principal underwriter” for, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.

(p) ERISA. (i) Each of the Issuer and its ERISA Affiliates is in compliance in all material respects with ERISA unless any failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) no Lien exists in favor of the Pension Benefit Guaranty Corporation on any of the Loans. No ERISA Event has occurred with respect to Title IV Plans of the Issuer. No ERISA Event has occurred with respect to Title IV plans of the Issuer’s ERISA Affiliates that have an aggregate Unfunded Pension Liability equal to or greater than $1,000,000. The Issuer has not and is not acting on behalf of (1) an employee plan subject to Title I of ERISA, (2) a plan to which Section 4975 of the United States Internal Revenue Code applies, or (3) an entity whose underlying assets include “plan assets” within the meaning of the U.S. Department of Labor’s plan asset regulations, as modified by ERISA.

(q) Bulk Sales. No transaction contemplated hereby or by the other Series 2007-A Transaction Documents requires compliance with any “bulk sales” act or similar law.

(r) Transfers Under the Purchase Agreements. Each Loan which has been transferred to the Issuer by the Sellers has been purchased by or contributed to the Issuer from or by the Sellers pursuant to, and in accordance with, the terms of the Purchase Agreement or, in respect of Loans transferred prior to the Series 2007-A Closing Date, a predecessor agreement.

(s) Preference, Voidability. The Issuer shall have given reasonably equivalent value to the applicable Seller in consideration for the transfer to the Issuer of the Loans and Related Security, Collections and proceeds with respect thereto from the applicable Seller, and each such transfer shall not have been made for or on account of an antecedent debt owed by the applicable Seller to the Issuer.

(t) Variable Funding Note. The Notes have been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Series 2007-A Indenture, and delivered to and paid for in accordance with this Series 2007-A Note Purchase Agreement will be duly and validly issued and outstanding and will be entitled to the benefits of the Series 2007-A Indenture.

(u) Compliance with Covered Amount. The Asset Pool Invested Amount for the Series 2007-A Asset Pool and the related Note Principal to which it is allocated will at no time exceed the Covered Amount for such Series 2007-A Asset Pool.

(v) Financial Statements. The latest unaudited consolidated balance sheet of the Issuer delivered pursuant to Section 6.1 or Section 7.1, as applicable, together with the related statements of income, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements and subject to changes resulting from year-end and audit adjustments. All of such financial statements (i) fairly present in all material respects the financial position or the results of operations of the Issuer and its consolidated subsidiaries, as applicable, on a consolidated basis at the dates or for the periods indicated, subject to year-end and audit adjustments and (ii) in the case of balance sheets (including the notes thereto), reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.

(w) Anti-Money Laundering Laws. To the extent applicable, the Issuer is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (21 CFR, Subtitle B, Chapter V, as amended) and (b) any applicable anti-money laundering laws and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56).

(x) Private Offering. Neither the Issuer nor any person acting on its behalf has directly or indirectly offered or sold the Notes by any form of general solicitation or general advertising (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television or radio or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising).

Neither the Issuer nor any person acting on its behalf has, either directly or indirectly, sold or offered for sale to, or otherwise approached or negotiated in respect thereof with, any person any of the Notes or any other similar security of the Issuer except as contemplated by this Series 2007-A Note Purchase Agreement, and neither the Issuer nor any person acting on its behalf (other than the Noteholders and their Affiliates) will sell or offer for sale to any person any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of any of the Notes within the registration provisions of Section 5 of the Securities Act. The offer and sale of the Notes pursuant to this Series 2007-A Note Purchase Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.

Section 5.2 Reaffirmation of Representations and Warranties by the Issuer. On the Series 2007-A Closing Date, on each Business Day and on each day that an Increase is made hereunder, the Issuer, by accepting the proceeds thereof, shall be deemed to have certified that all representations and warranties described in Section 5.1 hereof are true and correct on and as of such day as though made on and as of such day (except to the extent they relate to an earlier date or later time, and then as of such earlier date or later time).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASER

The Purchaser hereby makes with respect to itself, the following representations and warranties to the Issuer on which the Issuer shall rely in entering into this Series 2007-A Note Purchase Agreement:

Section 6.1 Securities Laws; Transfer Restrictions. The Purchaser represents and warrants to the Issuer, as of the date hereof (or as of a subsequent date on which a successor or assign of any Purchaser shall become a party hereto), and agrees that:

(a) it has (i) reviewed the Series 2007-A Indenture (including the schedules and exhibits thereto) and all other documents which have been provided by the Issuer to it with respect to the transactions contemplated by the Series 2007-A Indenture, (ii) participated in due diligence sessions with the Servicer and (iii) had an opportunity to discuss the Issuer’s and the Sellers’ businesses, management and financial affairs, and the terms and conditions of the proposed purchase with the Issuer and the Servicer and their respective representatives;

(b) it is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investing in, and it is able and prepared to bear the economic risk of investing in, the Notes;

(c) it is purchasing the Notes for its own account, or for the account of one or more “accredited investors” within the meaning of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act that meet the criteria described in subsection (b) and for which it is acting with complete investment discretion, for investment purposes only and not with a view to distribution;

(d) it understands that (i) the Notes have not been and will not be registered or qualified under the Securities Act or any applicable state securities laws or the securities laws of any other jurisdiction and is being offered only in a transaction not involving any public offering within the meaning of the Securities Act, (ii) the Issuer is not required to so register or qualify the Notes, and (iii) the Notes may be resold, pledged or otherwise transferred only (A) to the Issuer, (B) to a QIB in a transaction meeting the requirements of Rule 144 A under the Securities Act, or (C) in a transaction otherwise exempt from the registration requirements of the Securities Act, in each case in accordance with the provisions of the Series 2007-A Indenture and any applicable securities laws of any state of the United States or any other jurisdiction;

(e) it understands that upon original issuance thereof, and until such time as the same may no longer be required under the applicable requirements of the Securities Act, the certificate evidencing the Notes (and all securities issued in exchange therefor or substitution thereof) shall bear a legend substantially in the form set forth in the form of Note included as an exhibit to the Series 2007-A Supplement;

(f) it understands that the Transfer Agent and Registrar for the Notes will not be required to accept for registration of transfer the Notes acquired by it, except upon presentation of, if applicable, the certificate and, if applicable, the opinion described in the Series 2007-A Supplement; and

(g) it will obtain from any transferee of the Notes (or any interest therein) substantially the same representations, warranties and agreements contained in this Section 6.1.

Section 6.2 Enforceability. This Series 2007-A Note Purchase Agreement has been duly authorized, executed and delivered by the Purchaser, and is the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE VII

COVENANTS

Section 7.1 Financial Covenants. Until the Amortization Commencement Date:

(a) The Issuer agrees to cause BCC to undertake that as of the date hereof, BCC will maintain a minimum stockholders equity of not less than Eighty Million 00/100 Dollars ($80,000,000) as determined in accordance with GAAP.

(b) The Issuer agrees to cause BCC to undertake that it will maintain, as of the end of each fiscal quarter, a positive Consolidated Net Income for the four fiscal quarter period then ending.

(c) The Issuer agrees to cause BCC to undertake that it shall have on a consolidated basis as of the end of each fiscal quarter, a Loan Loss Rate (as such term is defined in the BCC Note and Warrant Purchase Agreement), for the twelve (12) month period then ended, as set forth in the BCC Note and Warrant Purchase Agreement, of less than or equal to one and one half of one percent (1.50%).

(d) The Issuer agrees to cause BCC to undertake that it shall have on a consolidated basis as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio (as such term is defined in the BCC Note and Warrant Purchase Agreement), for the twelve (12) month period then ended, as set forth in the BCC Note and Warrant Purchase Agreement.

(e) The Issuer agrees to cause BCC to undertake that it shall have on a consolidated basis as of the end of each fiscal quarter, a maximum Cash Leverage Ratio (as such term is defined in the BCC Note and Warrant Purchase Agreement), for the twelve (12) month period then ended, as set forth in the BCC Note and Warrant Purchase Agreement.

(f) The Issuer agrees to cause BCC to undertake that it shall have on a consolidated basis as of the end of each fiscal quarter, a maximum Total Leverage Ratio (as such term is defined in the BCC Note and Warrant Purchase Agreement), for the for the twelve (12) month period then ended, as set forth in the BCC Note and Warrant Purchase Agreement.

Section 7.2 Monthly Noteholders’ Statement; Notice of Adverse Effect. (a) The Issuer will cause each Monthly Noteholders’ Statement pertaining to the Series 2007-A Supplement to be delivered to the Purchaser, contemporaneously with the delivery thereof to the Trustee.

(b) As soon as possible, and in any event within one (1) day after the occurrence thereof, the Issuer shall (or shall cause the Servicer to) deliver to the Purchaser written notice of each Pay Out Event, Event of Default, Servicer Default or Block Event.

Section 7.3 Further Assurances. The Issuer agrees to take any and all acts and to create any and all further instruments necessary or reasonably requested by the Purchaser to fully effect the purposes of this Series 2007-A Note Purchase Agreement.

Section 7.4 Modifications to Series 2007-A Transaction Documents. (a) Notwithstanding anything in the Series 2007-A Indenture to the contrary, no provision of this Series 2007-A Note Purchase Agreement, any “Note Purchase Agreement” relating to any other Series of variable funding notes, the Master Trust Indenture, the Series 2007-A Supplement, any Series Supplement relating to any other Note Purchase Agreement, the Servicing Agreement, or the Purchase Agreements may be amended, waived or otherwise modified without (i) the prior written consent of the Issuer, the Required Persons with respect to each VFN Series and (ii) if such amendment is material, the provision by the Rating Agencies, to the extent required by the terms and provisions of the commercial paper program of the Purchaser, of written confirmation that such amendment will not result in a reduction or withdrawal of the rating of the Purchaser’s Commercial Paper; provided, that the consent of all of the Variable Noteholders shall be required for (i) any amendment, waiver, modification or supplement of any such document described above relating to (i) the definitions of “Eligible Loans,” “Purchase Expiration Date” (as it relates to the particular Variable Noteholder), “Required Persons” (as defined in the Series 2007-A Supplement), “Coverage Test” and “Maximum Funding Amount” (as such term is set forth in each Note Purchase Agreement relating to a Variable Noteholder’s particular VFN Series) and any defined terms incorporated therein, (ii) the reduction or postponement of the time for payment of any fee or other amount payable to or on behalf of such Variable Noteholders or (iii) this Section 7.4.

(b) The Issuer shall (or shall cause the Servicer to) give the Purchaser written notice of any proposed amendment, modification or waiver of any provision of the Series 2007-A Transaction Documents.

Section 7.5 Expenses. Whether or not the Closing takes place, except as otherwise expressly provided herein or in the Fee Letter, all reasonable costs and expenses incurred in connection with this Series 2007-A Note Purchase Agreement and the transactions contemplated hereby shall be paid by the Issuer.

Section 7.6 Term Series; Series 2007-A Series Performance Provisions. (a) The Issuer shall deliver to each Purchaser, concurrently with receipt thereof by any Brooke Party, a copy of any comfort letter or agreed upon procedures letter delivered by independent accountants in connection with the Issuer’s first issuance of term Notes.

(b) The Issuer shall (or shall cause the Servicer to) provide to the Purchaser in writing all information needed by the Purchaser (in the Purchaser’s reasonable judgment) to compare the Performance Provisions in any VFN Series (issued on the date hereof or at any future time) to the Performance Provisions in the Series 2007-A Supplement. If there are Performance Provisions for any presently existing VFN Series (or any VFN Series issued in the future) that (i) are not included in the Series 2007-A Supplement, or (ii) are more favorable, taken as whole (as determined by the Purchaser), than the Performance Provisions included in the Series 2007-A Supplement, at the written request of the Purchaser (to be delivered to the Issuer within thirty (30) Business Days after the Purchaser’s receipt of a notice from the Issuer satisfying the requirements set forth above), the Issuer shall cause the Series 2007-A Supplement to be amended to substitute such Performance Provisions for the Performance Provisions included in the Series 2007-A Supplement on the Series 2007-A Closing Date, within thirty (30) Business Days of the Purchaser’s request.

Section 7.7 Reorganizations and Transfers. The Issuer shall not enter into any transaction described in Section 8.24(a) of the Master Trust Indenture unless the Trustee and the Required Persons with respect to each VFN Series shall have given their prior written consent thereto.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 General Indemnity of the Issuer. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Issuer shall indemnify the Purchaser and each Eligible Assignee and each of their respective Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Series 2007-A Transaction Document or the transactions contemplated thereby or the use of proceeds therefrom by the Issuer, including in respect of the funding of any Increase or in respect of any Loan, excluding, however, (a) Indemnified Amounts to the extent determined by a final unappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct on the part of any Indemnified Party or its Affiliate, (b) non-payment by any Obligor of an amount due and payable with respect to a Loan, (c) any loss in value of any Permitted Investment due to changes in market conditions or for other reasons beyond the control of the Issuer or (d) any tax upon or measured by net income on any Indemnified Party. Without limiting the foregoing, but subject to the exclusions (a) through (d) above, the Issuer shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

(i) the grant of a security interest to the Trustee for the benefit of the Noteholders and the other Secured Parties;

(ii) the breach of any representation or warranty made by the Issuer (or any of its officers) under or in connection with this Series 2007-A Note Purchase Agreement, the Series 2007-A Indenture or the other Series 2007-A Transaction Documents, any Servicer’s Certificate, Coverage Test Certificate or any other information, report or certificate delivered by on or behalf of the Issuer pursuant hereto or thereto, which shall have been false in any material respect or incorrect in any material respect, when made or deemed made;

(iii) the failure to vest and maintain vested in the Purchaser a first-priority security interest in all the Collateral, free and clear of any Lien, other than a Permitted Lien or Lien arising solely as a result of an act of the Purchaser, or any assignee of the Purchaser;

(iv) the failure to vest in the Trustee (for the benefit of the Purchaser and the other Secured Parties) (i) to the extent the perfection of a security interest in such property is governed by the UCC, a valid and enforceable first priority perfected security interest in such Loans, Related Security and other related rights or (ii) if the perfection of such security interest is not governed by the UCC, a valid and enforceable lien or security interest in such Loans, Related Security and other related rights, in each case, free and clear of any Adverse Claim;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Loan (including a defense based on such Loan not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the making, maintenance or funding, directly or indirectly, of any Increase; or

(viii) except as permitted by this Series 2007-A Note Purchase Agreement or any other Series 2007-A Transaction Document, the commingling of the proceeds of Loans at any time with other funds.

Section 8.2 Contribution.

(a) If for any reason (other than the exclusions Section 8.1(a) through Section 8.1(d)) the indemnification provided above in Section 8.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Issuer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Issuer, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Issuer, on the other hand, as well as any other relevant equitable considerations.

(b) If for any reason (other than the exclusions (a) through (d) set forth in Section 8.1) the indemnification provided above in Section 8.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Servicer, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Servicer, on the other hand, as well as any other relevant equitable considerations.

Section 8.3 Indemnity for Reserves and Expenses. (a) If after the date hereof, the adoption of any law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future law or bank regulatory guideline by any Governmental Authority charged with the administration, interpretation or application thereof, or the compliance with any directive of any Governmental Authority (in the case of any bank regulatory guideline, whether or not having the force of law), other than laws, interpretations, guidelines or directives relating to Taxes:

(i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by the Purchaser or any other liquidity and/or credit support provider of the Purchaser (each, an “Affected Party”) or shall impose on any Affected Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Series 2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents, the ownership, maintenance or financing of the Notes, the Loans, any other Trust Assets or payments of amounts due hereunder or its obligation to advance funds hereunder or under the other Series 2007-A Transaction Documents; or

(ii) imposes upon any Affected Party any other expense deemed by such Affected Party to be material (including, without limitation, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Series 2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents, the ownership, maintenance or financing of the Notes, the Loans, any other Trust Assets, or payments of amounts due hereunder or its obligation to advance funds hereunder or otherwise in respect of this Series 2007-A Note Purchase Agreement or the other Series 2007-A Transaction Documents,

and the result of any of the foregoing is to increase the cost to such Affected Party with respect to this Series 2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents, the ownership, maintenance or financing of the Notes, the Loans, any other Trust Assets, the obligations hereunder, the funding of any Increases hereunder or under the other Series 2007-A Transaction Documents, by an amount reasonably deemed by such Affected Party to be material, then, on the first Payment Date which is not less than three (3) Business Days after demand by such Affected Party through the Purchaser, the Issuer shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such increased cost or reduction, making demand hereunder, the applicable Affected Party shall submit to the Issuer a certificate as to such increased costs incurred which shall provide in detail the basis for such claim which certificate shall be deemed conclusive and binding for all purposes absent manifest error; provided, however, that no such Affected Party shall be required to disclose any confidential or tax planning information in any such certificate.

(b) If any Affected Party shall have determined that after the Series 2007-A Closing Date, the adoption of any applicable law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Governmental Authority, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Governmental Authority, has or would have, due to an increase in the amount of capital required to be maintained by such Affected Party, the effect of reducing the rate of return on capital of such Affected Party as a consequence of such Affected Party’s obligations hereunder or with respect hereto to a level below that which such Affected Party could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Affected Party to be material, then from time to time, on the first Payment Date which is not less than ten (10) Business Days after demand by such Affected Party through the Purchaser, the Issuer shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. In making demand hereunder, the applicable Affected Party shall submit to the Issuer a certificate as to such increased costs incurred which shall provide in detail the basis for such claim which certificate shall be deemed conclusive and binding for all purposes absent manifest error; provided, however, that no such Affected Party shall be required to disclose any confidential or tax planning information in any such certificate.

Section 8.4 Indemnity for Taxes. (a) All payments made by the Issuer to the Purchaser under this Series 2007-A Note Purchase Agreement or any other Series 2007-A Transaction Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future stamp or similar taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) taxes that would not have been imposed if the Affected Party had timely complied with the requirements of Section 8.4(b) hereof, and (ii) taxes imposed on the net income of the Purchaser or any other Affected Party, in each case imposed by any jurisdiction under the laws of which the

Purchaser or such Affected Party is organized or any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, collectively or individually, “Taxes”). If any such Taxes are required to be withheld from any amounts payable to the Purchaser or any Affected Party hereunder, the amounts so payable to the Purchaser or such Affected Party shall be increased to the extent necessary to yield to the Purchaser or such Affected Party (after payment of all Taxes) all amounts payable hereunder at the rates or in the amounts specified in this Series 2007-A Note Purchase Agreement and the other Series 2007-A Transaction Documents. The Issuer shall indemnify the Purchaser or any such Affected Party for the full amount of any such Taxes on the first Payment Date which is not less than ten (10) days after the date of written demand therefor by the Purchaser.

(b) Each Affected Party that is a Non-United States Person shall:

(i) deliver to the Issuer and the Purchaser two duly completed copies of IRS Form W-8 BEN or Form W-8 ECI, or successor applicable form, as the case may be;

(ii) deliver to the Issuer and the Purchaser two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Issuer; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Issuer or the Purchaser;

unless, in any such case, an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which, regardless of the identity of the Affected Party, renders all such forms inapplicable or which, regardless of the identity of the Affected Party, would prevent such Affected Party from duly completing and delivering any such form with respect to it, and such Affected Party so advises the Issuer and the Purchaser. Each such Affected Party so organized shall certify in the case of an IRS Form W-8 BEN or IRS Form W-8 ECI (or successor applicable form), that it is entitled to receive payments under this Series 2007-A Note Purchase Agreement and the other Series 2007-A Transaction Documents without deduction or withholding of any United States federal income taxes. Each Affected Party which is a Non-United States Person represents and warrants to the Issuer and the Purchaser that, as of the date of this Series 2007-A Note Purchase Agreement (or the date such Person otherwise becomes an Affected Party, as the case may be), (i) it is entitled to receive all payments hereunder without deduction or withholding for or on account of any United States federal Taxes and (ii) it is permitted to take the actions described in the preceding sentence under the laws and any applicable double taxation treaties of the jurisdiction of its head office or any booking office used in connection with this Series 2007-A Note Purchase Agreement. Each Affected Party which is a Non-United States Person (as defined in the Code) further agrees that, to the extent any form claiming complete or partial exemption from withholding and deduction of United States federal Taxes delivered under this Section 8.4(b) is found to be incomplete or incorrect in any material respect, such Affected Party shall (to the extent it is permitted to do so under the laws and any double taxation treaties of the United States, the jurisdiction of its organization and the jurisdictions in which its relevant booking offices are located) execute and deliver to each of the Purchaser and the Issuer a complete and correct replacement form.

(c) Limitations. Each Affected Party agrees to use reasonable efforts to mitigate the imposition of any Taxes referred to in this Section 8.4, including changing the office of such Affected Party from which any Funding Tranche (or portion thereof) funded or maintained by such Affected Party or this Series 2007-A Note Purchase Agreement is booked; provided, that such reasonable efforts would not be disadvantageous to such Affected Party or result in the imposition of any additional Taxes upon such Affected Party or cause such Affected Party, in its good faith judgment, to violate one or more of its policies in order to avoid such imposition of Taxes.

Section 8.5 Other Costs, Expenses and Related Matters. (a) The Issuer agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Purchaser harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of the Purchaser) or intangible, documentary or recording taxes incurred by or on behalf of the Purchaser (i) in connection with the negotiation, execution, delivery and preparation of this Series 2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including, without limitation, the perfection or protection of the Purchaser’s interest in the Trust Assets) and (ii)(A) relating to any amendments, waivers or consents under this Series 2007-A Note Purchase Agreement, any Asset Purchase Agreement and the other Series 2007-A Transaction Documents, (B) arising in connection with the Purchaser’s enforcement or preservation of rights (including, without limitation, the perfection and protection of the Purchaser’s interest in the Trust Assets under this Series 2007-A Note Purchase Agreement and the Series 2007-A Transaction Documents), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Series 2007-A Note Purchase Agreement or any of the other Series 2007-A Transaction Documents.

(b) The Purchaser will notify the Issuer and the Servicer in writing of any event occurring after the date hereof which will entitle an Indemnified Party or Affected Party to compensation pursuant to this ARTICLE VIII. Any notice by the Purchaser claiming compensation under this ARTICLE VIII and setting forth the additional amount or amounts to be paid to it hereunder shall be deemed conclusive in the absence of manifest error. In determining such amount, the Purchaser or any applicable Indemnified Party or Affected Party may use any reasonable averaging and attributing methods.

(c) If the Issuer is required to pay any additional amount to the Purchaser pursuant to Section 8.3 or Section 8.4, then the Purchaser shall use reasonable efforts (which shall not require the Purchaser to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce amounts payable pursuant to Section 8.3 or Section 8.4, as the case may be, in the future.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default. Each of the following shall constitute an event of default in addition to any event of default listed in the Series 2007-A Indenture:

(a) Payment Default. Default by the Issuer or the Servicer in the payment when due of any principal of any Note, any interest on any Note, any Fees or any other amount payable hereunder, which default shall continue unremedied for two (2) Business Days.

(b) Annualized Default Rates. As of the end of any Settlement Period, the average of the Annualized Default Rates for such Settlement Period and the two immediately preceding Settlement Periods shall exceed 3.5%.

(c) Delinquency Rates. As of the end of any Settlement Period, the average of the Delinquency Rates for such Settlement Period and the two immediately preceding Settlement Periods shall exceed 6.0%.

(d) Estimated Annualized Net Loss Rates. As of the end of any Settlement Period, the average of the Estimated Annualized Net Loss Rates for such Settlement Period and the two immediately preceding Settlement Periods shall exceed 1.0%.

(e) Actual Annualized Net Loss Rates. As of the end of any Settlement Period, the average of the Actual Annualized Net Loss Rates for such Settlement Period and the two immediately preceding Settlement Periods shall exceed 1.0%;

(f) Breach of Other Representation, Warranty or Covenant. The Issuer, BWF, or BCC shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Series 2007-A Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after knowledge thereof by a senior officer of the Issuer or any Brooke Party knew or should have known or the date on which the Purchaser notifies the Issuer thereof.

(g) Undercollateralization Event. An Undercollateralization Event shall occur as of any Record Date and not be cured on or before the related Settlement Date.

(h) Notice of Tax Lien. The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of the Issuer and such lien shall not have been released within thirty (30) days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Issuer and such lien shall not have been released within thirty (30) days.

(i) Ineffectiveness of Series 2007-A Transaction Documents. (i) Any Series 2007-A Transaction Document or any lien or security interest granted thereunder by BCC, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of BCC; (ii) any Series 2007-A Transaction Document or any lien or security interest granted thereunder by BWF, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of BWF; (iii) any Series 2007-A Transaction Document or any lien or security interest granted thereunder by the Issuer, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Issuer; (iv) the Issuer, the Trustee, BWF, or BCC shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; (v) any assignment or security interest granted by BCC to BWF under or in connection with the Purchase and Sale Agreement and the transactions contemplated thereby shall, in whole or in part, cease to be a perfected, first priority assignment or security interest, as the case may be, against BCC and in favor of BWF; (vi) any assignment or security interest granted by BWF to the Issuer under or in connection with this Agreement and the transactions contemplated hereby shall, in whole or in part, cease to be a perfected, first priority assignment or security interest, as the case may be, against BWF and in favor of the Issuer; or (v) any assignment or security interest securing any Obligations shall, in whole or in part, cease to be a perfected first priority security interest against the Issuer and in favor of the Purchaser.

(j) Change of Control. A Change of Control shall occur.

(k) Other Indebtedness. A default shall occur (after the expiration of applicable cure periods) with respect to any Indebtedness of the Issuer, the Trustee, BWF or BCC (excluding Indebtedness outstanding hereunder) which either individually or taken together with other such Indebtedness as to which a default has occurred shall exceed $1,000,000, if the effect of any such default shall be to accelerate the maturity of such Indebtedness.

(l) Failure to Pay at Maturity. The Issuer fails to pay in full all Series 2007-A Issuer Obligations on the Maturity Date or earlier as permitted under the Series 2007-A Transaction Documents.

(m) Key Personnel. Any two Key Persons shall cease to be actively employed by any Seller, the Master Agent Servicer, the Master Agent or Brooke Corporation and shall not have been replaced by qualified successors within 150 days. For purposes of this Section 9.1(m), (i) a “Key Person” means any of Michael Lowry, Anita Larson and Kyle Garst (but if any such Person is replaced by a qualified successor, then such successor shall be deemed to be a Key Person and the replaced Person shall cease to be a Key Person) and (ii) a “qualified successor” means an individual that (A) has served for another entity in a capacity or position similar to that of the subject Key Person or (B) is reasonably acceptable to the Purchaser.

(n) Bankruptcy. An Event of Bankruptcy shall occur with respect to the Issuer, BWF or BCC.

(o) Investment Company. The Issuer becomes an Investment Company under the Securities Act of 1940.

(p) Security Interest. The Purchaser shall no longer have a first priority perfected security interest in the Collateral.

(q) Interest Insufficient. Interest earned on Loans, determined in each case for the three Collection Periods ending on any Record Date, is less than zero during such Collection Periods.

(r) Interest Rate Coverage. The Base Rate shall at any time be less than the one-month LIBO Rate, at such time, as determined by the Purchaser in its sole discretion.

(s) Unqualified Opinion. Failure to deliver the unqualified opinion in accordance with ARTICLE IV hereof.

(t) Other Series. A default, or its equivalent, occurring in any other Series issued in accordance with the Master Trust Indenture.

(u) Servicer Default or Master Trust Administrator Default. The occurrence of any Master Agent Servicer Default or Master Trust Administrator Default.

Section 9.2 Master Agent Servicer Default. Each of the following events shall constitute a “Master Agent Servicer Default” hereunder:

(a) the Master Agent Servicer shall fail to make any payment, transfer or deposit (or, if applicable, to give instructions or notice to any other Person to make any payment, transfer or deposit) required under the Indenture, this Series 2007-A Note Purchase Agreement or any other Transaction Document and such failure shall remain unremedied for two (2) Business Days; or

(b) the Master Agent Servicer shall fail to perform or observe any material term, covenant or agreement pursuant or in connection with the Indenture, this Series 2007-A Note Purchase Agreement or under any other Transaction Document (other than as referred to in this Section 9.2) and such failure shall remain unremedied for five (5) Business Days after the earlier to occur of (x) the date on which the Master Agent Servicer knows of such failure and (y) the date on which the Trustee notifies the Master Agent Servicer of such failure; or

(c) any representation, warranty, certification or statement made by the Master Agent Servicer pursuant to or in connection with the Indenture, this Series 2007-A Note Purchase Agreement or any other Transaction Document shall prove to have been incorrect in any material respect when made or deemed made; provided that if such breach is capable of being cured, then such breach will not constitute a Master Agent Servicer Default hereunder unless such breach remains unremedied for thirty (30) days after the earlier to occur of (x) the date on which the Master Agent Servicer knows of such breach and (y) the date on which the Trustee notifies the Master Agent Servicer of such breach.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Series 2007-A Note Purchase Agreement and any Schedules or Exhibits hereto, or the Series 2007-A Supplement shall in any event be effective unless (a) the same shall be in writing and signed and delivered by (i) the Issuer, BWF, BCC, the Master Agent Servicer and the Purchaser, or (ii) the Purchaser (with respect to a waiver or consent requested by the Issuer, BWF, BCC or the Master Agent Servicer) or the Issuer, BWF, BCC and the Master Agent Servicer (with respect to a waiver or consent requested by any other party hereto), as the case may be, and (b) the Purchaser and the Trustee shall have received, if required by the Rating Agencies, rating letters confirming Fountain Square’s A-1/P-1 commercial paper rating after giving effect to such amendment. Any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.2 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, by a nationally recognized overnight courier, or by facsimile, to the intended party at the address or facsimile number of such party set forth on Schedule I or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three (3) Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one (1) Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

Section 10.3 Costs, Expenses and Taxes. In addition to the rights of indemnification granted under ARTICLE VIII, the Issuer shall pay on demand (promptly following its receipt of an itemized invoice and reasonable supporting documentation therefor) all reasonable costs and expenses (including due diligence expenses) in connection with the preparation, execution, delivery and administration of this Series 2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents or any other liquidity support facility and the other documents and agreements to be delivered hereunder, and any amendments, waivers or consents executed in connection with this Series 2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents, any liquidity asset purchase agreement or any other liquidity support facility, including any fees or expenses payable to any Rating Agency related to the execution of this Series 2007-A Note Purchase Agreement and any amendments, waivers, consents, joinders and assignments executed in connection with this Series 2007-A Note Purchase Agreement, the reasonable fees accrued at customary hourly rates and reasonable expenses of counsel (which shall be invoiced in reasonable detail) for the Purchaser and its Affiliates with respect thereto and with respect to advising the Purchaser and its respective Affiliates as to their rights and remedies under this Series

2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents and any liquidity asset purchase agreement or any other liquidity support facility, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Purchaser and its respective Affiliates, in connection with the enforcement of this Series 2007-A Note Purchase Agreement, the other Series 2007-A Transaction Documents and the liquidity asset purchase agreement or any other liquidity support facility and the other documents and agreements to be delivered hereunder. The foregoing shall be subject to any limitations on the payments of legal fees and expenses set forth in any Fee Letter.

Section 10.4 No Waiver; Remedies. Neither the execution and delivery of this Agreement nor any failure on the part of the Purchaser, any Indemnified Party or any Affected Party to exercise, nor any delay by any such Person in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any such Person of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, the Purchaser is hereby authorized by the Issuer at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Purchaser to or for the credit or the account of the Issuer against any and all obligations of the Issuer, now or hereafter existing under this Series 2007-A Note Purchase Agreement, to any Liquidity Provider, any Affected Party, or any Indemnified Party or their respective successors and assigns.

Section 10.5 Binding Effect; Assignability. (a) This Series 2007-A Note Purchase Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Issuer may not assign any of its rights or delegate any of its duties hereunder or under any of the other Series 2007-A Transaction Documents to which it is a party without the prior written consent of the Purchaser. No provision of this Series 2007-A Note Purchase Agreement or any other Series 2007-A Transaction Document shall in any manner restrict the ability of the Purchaser to assign, participate, grant security interests in, or otherwise transfer any portion of its interest in the Notes (and its rights to receive any payments in respect thereof, including in connection with any collateral securing payment with respect to such Notes); provided, that any such transfer, participation or assignment shall only be made in compliance with the transfer restrictions set forth in the Series 2007-A Indenture; provided, further, that unless otherwise consented to by the Issuer, such transferee, participant or assignee shall have executed and delivered to the Issuer, the Trustee and the Purchaser, a Transfer Supplement (as defined below), with such changes as shall be reasonably acceptable to the Issuer. Without limiting the foregoing, the Purchaser may, in one or a series of transactions, transfer all or any portion of its interest in the Trust Assets and the Notes, and its rights and obligations under the Series 2007-A Transaction Documents to an Assignee.

(b) The Purchaser may assign to one or more Persons (each an “Assignee Purchaser”), reasonably acceptable to the Issuer and the Purchaser a portion of the Purchaser’s commitment in respect of its Purchaser Percentage of the Maximum Principal Amount (the “Commitment”) pursuant to a supplement hereto, substantially in the form of Exhibit C with any changes as have been approved by the parties thereto (a “Transfer Supplement”), executed by each such Assignee Purchaser, and the assignor

Purchaser; provided, that any such transfer, participation or assignment shall only be made in compliance with the transfer restrictions set forth in the Series 2007-A Indenture. Any such assignment by the Purchaser pursuant to this paragraph cannot be for an amount less than $10,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Issuer and the Purchaser and (iii) solely to the extent such assignor Purchasers have any portion of the Aggregate Purchaser Funded Amount outstanding, payment by the Assignee Purchaser to the assignor Purchasers of the agreed purchase price, such assignor Purchasers shall be released from their respective obligations hereunder to the extent of such assignment and such Assignee Purchaser shall for all purposes herein be a Purchaser party hereto and shall have all the rights and obligations of a Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the assignor Purchasers allocable to such Assignee Purchaser shall be equal to the amount of the portion of the respective Commitments of the assignor Purchasers transferred, regardless of the purchase price paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Assignee Purchaser as a “Purchaser” and any resulting adjustment of the assignor Purchasers’ Commitment.

(c) The Purchaser may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (each, a “Participant”) participating interests in all or a portion of its rights and obligations under this Series 2007-A Note Purchase Agreements; provided, that any such transfer, participation or assignment shall only be made in compliance with the transfer restrictions set forth in the Series 2007-A Indenture. Notwithstanding any such sale by the Purchaser of participating interests to a Participant, the Purchaser’s rights and obligations under this Series 2007-A Note Purchase Agreement shall remain unchanged, the Purchaser shall remain solely responsible for the performance thereof, and the other parties hereto shall continue to deal solely and directly with the Purchaser in connection with the Purchaser’s rights and obligations under this Series 2007-A Note Purchase Agreement. Each Participant shall be entitled to the benefits of ARTICLE VIII hereof; provided, however, that all amounts payable to any such Participant shall be limited to the amounts which would have been payable to the Purchaser selling such participating interest had such interest not been sold.

(d) This Series 2007-A Note Purchase Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as all amounts payable with respect to the Notes shall have been paid in full.

Section 10.6 Confidentiality. The Issuer shall maintain, and shall cause each officer, employee and agent of itself and its Affiliates to maintain, the confidentiality of the Series 2007-A Transaction Documents and all other confidential proprietary information with respect to the Purchaser and each of their respective businesses obtained by them in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Series 2007-A Transaction Documents, except for information that has become publicly available or information disclosed (a) to legal counsel, accountants and other professional advisors to the Issuer and its Affiliates, (b) as required by law, regulation, the requirements of the New York Stock Exchange or legal process or (c) in connection with any legal or regulatory proceeding to which the Issuer or any of its Affiliates is subject; it being understood, that solely with respect to the Master Trust Indenture, the Issuer may distribute such Master Trust Indenture to the holders of any Notes issued pursuant thereto from time to time. The Issuer hereby consents to the disclosure of any nonpublic information with respect to it received by the Purchaser from the Issuer or the Servicer to (i) the Purchaser, (ii) legal counsel, accountants and other professional advisors to the Purchaser, or their Affiliates, (iii) as required by law, regulation or legal process, (iv) in connection with any legal or regulatory proceeding to which the Purchaser or any of their Affiliates is subject, (v) any nationally recognized rating agency providing a rating or proposing to provide a rating to the Purchaser’s Commercial Paper, (vi) any placement agent which proposes herein to offer and sell the Purchaser’s Commercial Paper, (vii) any provider of the Purchaser’s program-wide liquidity or credit support facilities, (viii) any potential Purchaser or (ix) any participant or potential participant of the Commitment of any Purchaser, the Trustee, any Enhancement Provider, any Secured Party or any liquidity or credit support provider of the Purchaser; provided, that the Purchaser, as the case may be, shall advise any such recipient of information that the information they receive is nonpublic information and may not be disclosed or used for any other purposes other than that for which it is disclosed to such recipient without the prior written consent of the Issuer.

Section 10.7 GOVERNING LAW; JURISDICTION. THIS SERIES 2007-A NOTE PURCHASE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. EACH OF THE PARTIES TO THIS SERIES 2007-A NOTE PURCHASE AGREEMENT HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENT THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY TO THIS SERIES 2007-A NOTE PURCHASE AGREEMENT HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, LEGAL ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY UNDER OR RELATING TO THIS SERIES 2007-A NOTE PURCHASE AGREEMENT IN ANY COURT LOCATED IN THE CITY OF NEW YORK AND STATE OF NEW YORK AND HEREBY FURTHER WAIVES ANY CLAIM THAT A COURT LOCATED IN THE CITY OF NEW YORK AND STATE OF NEW YORK IS NOT A CONVENIENT FORUM FOR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING.

Section 10.8 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS SERIES 2007-A NOTE PURCHASE AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 10.9 No Proceedings. Each of BWF, BCC, the Issuer, the Purchaser, and any assignee or other holder of the Notes hereby agrees that it will not institute against Fountain Square or the Issuer, or join any other Person in instituting against Fountain Square or the Issuer, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of “Event of Bankruptcy”) so long as any commercial paper or other senior indebtedness issued by Fountain Square shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall be outstanding and, in the case of the Issuer, any Advances or other amounts due from the Issuer hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding. The Issuer will not institute against Fountain Square or join any other Person in instituting against Fountain Square any insolvency proceeding (namely, any proceeding of the type referred to in the definition of “Event of Bankruptcy”) so long as any commercial paper or other senior indebtedness issued by Fountain Square shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

Section 10.10 Execution in Counterparts. This Series 2007-A Note Purchase Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 10.11 No Recourse. Notwithstanding anything to the contrary contained herein, the obligations of the Purchaser under this Series 2007-A Note Purchase Agreement are solely the corporate obligations of the Purchaser and, in the case of obligations of the Purchaser other than Commercial Paper, shall be payable at such time as funds are actually received by, or are available to, the Purchaser in excess of funds necessary to pay in full all outstanding Commercial Paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against the Purchaser but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper.

No recourse under any obligation, covenant or agreement of the Purchaser contained in this Series 2007-A Note Purchase Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of the Purchaser (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Series 2007-A Note Purchase Agreement is solely a corporate obligation of the Purchaser, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Purchaser (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Purchaser contained in this Series 2007-A Note Purchase Agreement, or implied therefrom, and that any and all personal liability for breaches by the Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Series 2007-A Note Purchase Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

Section 10.12 Survival. All representations, warranties, covenants, guaranties and indemnifications contained in this Series 2007-A Note Purchase Agreement, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale, transfer or repayment of the Notes.

Section 10.13 Recourse. The obligations of the Issuer under this Series 2007-A Note Purchase Agreement and the Notes are full-recourse obligations of the Issuer.

Section 10.14 ENTIRE AGREEMENT. THIS SERIES 2007-A NOTE PURCHASE AGREEMENT AND THE OTHER SERIES 2007-A TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.15 Severability. Any provision of this Series 2007-A Note Purchase Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Series 2007-A Note Purchase Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.16 Captions and Cross References. The various captions (including the table of contents) in this Series 2007-A Note Purchase Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Series 2007-A Note Purchase Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Series 2007-A Note Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BROOKE MASTER TRUST LLC, as Issuer,

By:
Name:	Michael S. Lowry
Title:	President

[SIGNATURE PAGE TO SERIES 2007-A NOTE PURCHASE AGREEMENT]

FIFTH THIRD BANK, as Purchaser

By:
Name:	Brian Gardner
Title:	Vice President
Purchaser Percentage: 100%

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